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EXHIBIT 3.3

(ON EDWARDS & ANGELL LETTERHEAD)


FEBRUARY 22, 2000



Nuveen Tax-Free Unit Trust,
Series 1150
In care of John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, IL 60606


Attention of Gifford R. Zimmerman
Vice President, Assistant General Counsel and Assistant Secretary


The Chase Manhattan Bank,
as Trustee of Nuveen Tax-Free Unit Trust,
Series 1150
4 New York Plaza, 3rd Floor
New York, NY 10004-2413


Re:--New York Insured Trust 307

Dear Sirs:


    We have acted as special counsel, with respect to New York State and New York City tax matters, to the above Trusts(s) ("New York Trust(s)") of Nuveen Tax-Free Unit Trust, Series 1150 (the "Fund") concerning a Registration Statement (No. 333-30028) on Form S-6 under the Securities Act of 1933, as amended (the "Registration Statement"), covering the issuance by the New York Trusts(s) of units of fractional undivided interest in the New York Trust(s) ("Units").


    We have not been furnished with a copy of the Registration Statement or the prospectus, which is a part of the Registration Statement, relating to the issuance by the New York Trust(s) of the Units. However, John Nuveen & Co. Incorporated has authorized us to assume that the proposed offer and sale of the Units will be carried out in that same manner and upon the same terms and conditions as that described in the prospectus for the Nuveen Tax Exempt Unit Trust, Insured Series 193, dated May 19, 1989, which we were furnished and did examine. In the case of a Fund which contains a New York Insured Trust or New York Intermediate Insured Trust, we also were not furnished the Insurance Agreement (the "Policy") between the Municipal Bond Investors Assurance Corporation (the "Insurer"), the Depositor and the Trustee. However, John
Nuveen & Co. Incorporated has authorized us to assume that the Policy will be implemented at the closing of the Trust and be in substance and form materially similiar to the Policy applicable to New York Insured Trust 108, which we were furnished and did examine.

    We have not been furnished with a copy of the Opinion of Chapman & Cutler on the Federal Tax status of the Fund, its constituent Trusts and their Unitholders. However, John Nuveen & Co. Incorporated has authorized us to assume that such Opinion will be in substance and form materially similar to that which was issued in connection with Nuveen Tax Exempt Unit Trust, Insured Series 193 dated May 19, 1989, which we were furnished and did examine.

    Based on the foregoing, we are of the opinion that, for purposes of New York State and New York City franchise taxes, a New York Trust will be a trust not an association taxable as a corporation; the proposed activities of a New York Trust will not constitute doing business within the meaning of section 208.1 of the New York Tax Law or section R46-3.0 of the N.Y.C. Administrative Code; a New York Trust will not be subject to New York State or New York City franchise tax imposed on business corporations; a New York Trust will not be subject to the unincorporated business income tax imposed by Article 23 of the N.Y. Tax Law or Chapter 46, Title S of the N.Y.C. Administrative Code; and the income of a New York Trust will be treated as income of the Unitholders.

    We are further of the opinion that, under existing laws and administration of the affairs of the New York Trust(s):

    (A)--Interest on obligations issued by New York State, a political subdivision thereof, Puerto Rico, the Virgin Islands, Guam, the Northern Mariana Islands, or other possessions of the United States within the
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meaning of Section 103(c) of the Internal Revenue Code of 1986, as amended,
("Obligations") which would be exempt from New York State or New York City personal income tax if directly received by a Unitholder, will retain its status as tax-exempt interest when received by a New York Trust and distributed to such Unitholder;

    (B)--Interest (less amortizable premium, if any) derived from a New York Trust by a Unitholder who is a resident of New York State (or New York City) in respect of Obligations issued by states other than New York (or their political subdivisions) will be subject to New York State (or New York City) personal income tax;

    (C)--A Unitholder who is a resident of New York State (or New York City) will be subject to New York State (or New York City) personal income tax with respect to gains realized when Obligations held in the Unitholder's respective New York Trust are sold, redeemed or paid at maturity or when the Unitholder's Units are sold or redeemed; such gain will equal the proceeds of sale, redemption or payment less the tax basis of the Obligation or Unit (adjusted to reflect (a) the amortization of premium or discount (if any) on Obligations held by the New York Trust, (b) accrued original issue discount with respect to each Obligation which, at the time the Obligation was issued, had original issue discount, and (c) the deposit of Obligations with accrued interest in the New York Trust after the Unitholder's settlement date);

    (D)--Interest or gain from a New York Trust derived by a Unitholder who is not a resident of New York State (or New York City) will not be subject to New York State (or New York City) personal income tax, unless the Units are property employed in a business, trade, profession or occupation carried on in New York State (or New York City);

    (E)--In the case of a New York Insured Trust or New York Intermediate Insured Trust, amounts paid under the Policies representing maturing interest on defaulted Obligations held by the Trustee in the Trust will be excludable from New York State and New York City income if, and to the same extent as, such interest would have been excludable if paid by the respective issuer; and

    (F)--Amounts distributable from a New York Trust which are, pursuant to a Unitholder's election, automatically reinvested in Nuveen Municipal Bond Fund, Inc. will be treated as if actually distributed to and reinvested by such Unitholder.

    Because of the requirement that tax cost basis be adjusted as discussed in
(C) above, under some circumstances a Unitholder may realize taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

    Although interest on Obligations issued by New York (or a political subdivision thereof) would generally be exempt from New York State and New York City tax, a special limitation may apply with respect to private activity bonds which are not qualified bonds within the meaning of section 103(b)(1) of the Internal Revenue Code of 1986, as amended. The interest on such bonds, to the extent received by a Unitholder who is a "substantial user" (or person related to such user) of the facilities financed by such bonds, will not be exempt from New York State and New York City tax for any period during which such bonds are beneficially held by such "substantial user" or "related person".

    As an additional matter, if borrowed funds are used to purchase Units in a New York Trust, all (or part) of the interest on such indebtedness will not be deductible for New York State and New York City tax purposes. The purchase of Units may be considered to have been made with borrowed funds even though such funds are not directly traceable to the purchase of Units in any New York Trust.

    We are further of the opinion that, for purposes of the New York State and New York City franchise tax on corporations, Unitholders which are subject to such tax will be required to include in their entire net income any interest or gains distributed to them in respect of obligations of any state or political subdivision thereof, including New York. No opinion is rendered on the includability in entire net income of interest distributed to such Unitholders in respect of obligations issued by Puerto Rico, the Virgin Islands, Guam, the Northern Mariana Islands or other possessions of the United States within the meaning of Section 103(c) of the Internal Revenue Code of 1986, as amended.

    The foregoing opinions are based upon present provisions of Federal, New York State and New York City law, administrative interpretations thereof and court decisions.

    In connection with this offering, we have not examined any of the obligations to be deposited in the New York Trust(s), and express no opinion whether the interest on any such obligations is, in fact, exempt
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from Federal, New York State, or New York City income taxation, or that such interest would be tax-exempt under Federal, New York State, or New York City law if directly received by a Unitholder, nor have we made any review of the proceedings relating to the issuance of any such obligations.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement and the Prospectus included therein.

Very truly yours,

EDWARDS & ANGELL